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                                                                EXHIBIT 9.5.2

                                    [LETTERHEAD]

March 18, 1996

Berger Associates, Inc.
210 University Boulevard, #900
Denver, CO 80206

Attention: Kevin Fay

Berger Investment Portfolio Trust
210 University Boulevard, #900
Denver, CO 80206

Attention: Kevin Fay

Re:  Amendment No. 5 to Services Agreement

Ladies and Gentlemen:

     This will confirm our agreement to amend the Services Agreement ("Agreement") between Berger Associates, Inc. ("Berger") and Charles Schwab & Co., Inc. ("Schwab"), dated June 17, 1992, and amended February 1, 1993, January 13, 1994, and May 27, 1994. Except as expressly set forth herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

     The Agreement shall be amended, effective as of March 29, 1996, to add as a party Berger Investment Portfolio Trust ("Trust") on behalf of Berger New Generation Fund ("New Generation Fund"). For purposes of this amendment, all references in the Agreement to a "Fund" shall refer to New Generation Fund; New Generation Fund shall be jointly and severally liable with Berger for all representations, warranties, covenants and agreements made by Berger in the Agreement; and New Generation Fund shall be entitled to all the rights and privileges of Berger in the Agreement. In addition, Exhibit C to the Agreement - "Amount of Fee" shall be amended as set forth on Annex A hereto to indicated the portion of the fee payable by New Generation Fund and the portion of the fee payable to Berger.

     Berger and Charles Schwab understand that New Generation Fund is a series established under the Trust, a Delaware business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the state of Delaware. Berger and Charles Schwab agree that all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to New Generation Fund shall be enforceable against the assets held with respect to such series only, and not against the assets of


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Berger Associates, Inc.
Berger Investment Portfolio Trust
March 18, 1996
Page Two


the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     If the foregoing is consistent with the understanding of our agreement, please indicate as much by signing and dating both of the enclosed copies of this letter in the spaces provided below and returning them to us. This copy is for your files.

                                        Charles Schwab & Co., Inc.

                                        /s/ John P. McGonigle
                                        -------------------------------
                                        John P. McGonigle
                                        Senior Vice President

Acknowledged and Agreed:

Berger Associates, Inc.

By: Kevin R. Fay
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Its: Vice President
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Dated: March 22, 1996
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Berger Investment Portfolio Trust on behalf
of Berger New Generation Fund

By: Kevin R. Fay
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Its: Vice President Secretary and Treasurer
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Dated: March 22, 1996
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Berger Associates, Inc.
Berger Investment Portfolio Trust
March 18, 1996
Page Two

                                          ANNEX A

                        Allocation of Fees between New Generation Fund
                                    and Berger Associates


New Generation Fund      An amount equal to the base transfer agency fee
                        payable to the primary transfer agent of New
                        Generation Fund, as in effect from time to time, that would be paid if all Mutual Fund OneSource customers who own New Generation Fund shares were record shareholders in New Generation Fund. Such base transfer agency fee shall be applied to the average number of such Mutual Fund OneSource customer accounts at the beginning and end of each month.


Berger Associates       An amount equal to 0.25% of the average daily value
                        of New Generation Fund shares held in the accounts of Mutual Fund OneSource customers, less the amount paid by New Generation Fund as described above.

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                                           SCHEDULE I

              (List of Funds/Portfolios/Classes to which fees are applicable)


                    Fund                                     Date
                    ----                                     ----

One Hundred Fund, Inc.                                      6/17/92

Berger One Hundred and One Fund, Inc.                       6/17/92

Berger Small Company Growth Fund                            1/10/94
(A Series of Berger Investment Portfolio Trust)

Berger New Generation Fund                                  3/29/96
(A Series of Berger Investment Portfolio Trust)